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                                                                   Exhibit 10.14

SEVERANCE AGREEMENT, GENERAL RELEASE AND
COMPROMISE AND CONSULTING AGREEMENT ("Agreement")


     For good and valuable consideration, receipt of which is hereby acknowledged, and in order to resolve and settle finally, fully and completely any and all matters and disputes that may exist between them, the parties agree as follows:
     1. In exchange for the promises contained in this Agreement, JOSEPH T. AMBROZY, his heirs, representatives, successors, beneficiaries and assigns (hereinafter referred to collectively as "Ambrozy"), hereby waives, releases and discharges, and agrees that he will not institute, prosecute or pursue, any and all complaints, claims, demands, suits, actions and causes of action, whether in law or in equity, which he asserts or could assert at common law or under any statute, rule, regulation, order, or law, whether federal, state or local, or on any grounds whatsoever, against OBJECTIVE SYSTEMS INTEGRATORS, INC., and/or any of its current or former owners, officials, directors, officers, shareholders, affiliates, agents, representatives, servants, employees, successors, attorneys, subsidiaries, parents, predecessors, divisions, branches, employee benefit plans, and assigns (hereinafter referred to as "OSI"), with respect to any event, matter, claim, damages or injury, of any kind whatsoever, arising at any time prior to execution of this Agreement by Ambrozy. The claims which are hereby waived, released and discharged by Ambrozy include, but are not limited to, all rights or claims under the Age Discrimination in Employment Act, 29 U.S.C.[ ]621 et seq.
     2. As a further consideration and inducement for this Agreement, Ambrozy hereby waives all rights under Section 1542 of the California Civil Code or any analogous state, local or federal law, statute, rule, order or regulation. California Civil Code Section 1542 reads as follows: A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.


Notwithstanding the quoted paragraph, Ambrozy hereby expressly agrees that this Agreement shall extend to and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now known or suspected, which have arisen on or before the date of execution of this Agreement.
     3. In exchange for the promises contained in this Agreement, OSI hereby waives, releases and discharges, and agrees that it will not institute, prosecute or pursue, any and all complaints, claims, demands, suits, actions, and causes of action, whether in law or in equity, which it or they assert or could assert at common law or under any statute, rule, regulation, order, or law, whether federal, state or local, or on any grounds whatsoever, against Ambrozy, with respect to any event, matter, claim, damages, or injury, of any kind whatsoever, arising at any time prior to execution of this Agreement, by OSI. The claims which are hereby waived, released, and discharged by OSI include, but are not limited to, all rights or claims arising out of or relating to the employment relationship between Ambrozy and OSI.
     4. As a further consideration and inducement for this Agreement, OSI hereby waives all rights under Section 1542 of the California Civil Code or any analogous state, local or federal law, statute, rule, order or regulation. California Civil Code Section 1542 reads as follows: A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.


Notwithstanding the quoted paragraph, OSI hereby expressly agrees that this Agreement shall extend to and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now known or suspected, which have arisen on or before the date of execution of this Agreement.

     5. The parties hereby agree and understand, as the following terms are generally used and interpreted, that:
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     (a)  Immediately following his separation from OSI, OSI will retain Ambrozy as an independent consultant. From April 21, 1997 through December 31, 1997, the rate of compensation for duties performed as an independent consultant will be equal to Ambrozy's base salary rate of $350,000 per year. Such compensation shall be paid periodically in accordance with normal Company payroll practices and subject to the usual required withholding. As an independent consultant, Ambrozy will retain, through December 31, 1997, all the medical and insurance benefits, including long term disability, he enjoyed as an employee of OSI. Thereafter, to ensure that the option to purchase the shares of OSI Common
Stock, identified below in subsections (d)(e) and (f), remain valid and in effect, OSI will retain Ambrozy as an independent consultant, at a fee of $1.00 per year, without any additional benefits, for the remaining vesting period of each of the separate stock options as provided for in the applicable stock option plan. In return, Ambrozy will perform such duties for OSI during this period as reasonably requested by OSI.
     (b) Twenty-one (21) business days after the execution of this Agreement by Ambrozy, Ambrozy shall also receive as severance One Million Dollars ($1,000,000.00), less all legally mandated withholding, in full compromise of any claim or potential claim as set forth above. Said severance payment is in lieu of the severance payments identified in Section 6(i) of the Employment Agreement attached hereto as Exhibit A, and any accrued vacation pay. Upon receipt of said amount by Ambrozy, OSI's obligation to provide severance payments pursuant to Section 6(i) of the Employment Agreement will be fully satisfied.
     (c) Ambrozy's restricted stock grant of 33,077 shares of OSI Common Stock, as set forth in Section 4(b)(ii) of the Employment Agreement and the Restricted Stock Award Agreement (attached hereto as Exhibit B), is currently 100% vested as of July 20, 1996, notwithstanding the provisions of OSI's 1994 Stock Option Plan, amended August 14, 1995. (Attached hereto as Exhibit C.) The certificates confirming ownership of the restricted stock grant of 33,077 shares of OSI
Common Stock will be transferred to Ambrozy within twenty-one (21) business days after execution of this Agreement.
     (d) Ambrozy's option to purchase 240,000 shares of OSI Common Stock at $13.00 per share shall remain valid and in effect pursuant to the terms of the 1994 Stock Option Agreement executed November 29, 1995. (Attached hereto as Exhibit D, including Attachments A and B thereto). The aforesaid stock options shall continue to vest according to the vesting schedule set forth in said Stock Option Agreement.
     (e) Ambrozy's option to purchase 200,000 shares of OSI Common Stock at $25.50 per share as of July 20, 1996, shall remain valid and in effect pursuant to the terms of the Stock Option Agreement executed August 13, 1996. (Attached hereto as Exhibit E, including Attachments). The aforesaid stock options shall continue to vest according to the vesting schedule set forth in said Stock
Option Agreement.
     (f) Ambrozy's option to acquire the 50,000 shares of OSI Common Stock pursuant to the Employment Agreement and the Stock Option Agreement (attached hereto as Exhibit F), executed November 7, 1995, shall remain valid and in effect pursuant to the terms of said Stock Option Agreement. The aforesaid stock options shall continue to vest according to the besting schedule set forth in said Stock Option Agreement and sections 8(c) and 10 of the 1995 Director Option Plan. (Attached hereto as Exhibit G.)
//
     (g) Within twenty-one (21) business days after the execution of this Agreement, Ambrozy will have listed his Granite Bay house (the "House") for sale. Ambrozy agrees to use his best efforts to sell the house subject to reasonable terms and at a price reflective of its market rate value at the time of the sale. In connection with the foregoing, OSI will do one of the following, as applicable: (1) if the House is not subject to a contract for sale entered into before December 31, 1997, OSI will promptly thereafter arrange for its purchase by a reputable relocation company and will reimburse Ambrozy, at the time of closing, for any capital loss he may suffer on his sale of the House, based on an agreed capital basis of $757,500; (2) if the House is subject to a contract for sale entered into before December 31, 1997, OSI will reimburse Ambrozy, at the time of closing, for any capital loss he may suffer on his sale of the House, based on an agreed capital basis of $757,500. In either event, all closing costs will be for Ambrozy's account and any payments made by OSI to Ambrozy related to this item will be grossed up for federal income tax purposes.
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     (h)  OSI will pay for the relocation of Ambrozy's personal possessions to such location in the continental United States as he may choose. Any payment to Ambrozy related to this item will be grossed up for federal income tax purposes.
     (i) OSI will pay, as they become due, the four remaining premium payments (each approximately $5,800) on Ambrozy's existing One Million Dollar ($1,000,000.00) life insurance policy. Any income imputed to Ambrozy for this item will be grossed up for federal income tax purposes.
     (j) In the event of a change of control of OSI, as defined herein, Ambrozy's stock options, as identified above in Section 5(c)(d)(e) and (f), shall immediately become 100% vested. Upon said vesting of the identified stock options pursuant to a change in ownership, Ambrozy will have the opportunity to exercise the options pursuant to the terms of the appropriate governing stock option plan. For purposes of this Agreement, the following terms have the meanings as set forth below:
               (i) A "Change in Control" will occur if (1) any person, as that term is used in Section 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 ("Exchange Act"), other than OSI, is or becomes the beneficial owner, as defined in Rule 13(d)3 under the Exchange Act, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of OSI, of 50% or more of the combined voting power of the outstanding shares of capital stock of OSI entitled to vote generally in the election of directors (calculated as provided in Rule 13(d) under the Exchange Act in the case of rights to acquire capital stock), whether by means of a tender offer or exchange offer, a Transaction or otherwise, (2) a Transaction is consummated, (3) the Continuing Directors at any time during the term of this Agreement, for any reason including, but not limited to, resignation, removal, death, or disability of a Continuing Director or an increase in the number of members of the Board, fail to constitute a majority of the Board, or (4) a majority of OSI's Outside Directors determine that a Change of Control has occurred. Notwithstanding the foregoing, a "Change in Control" will not be deemed to have occurred in respect of any transfer of stock ownership within or among the Johnson family or the Vento Family, respectively, provided that, both before and after the transfer, either Tom L. Johnson or Richard G. Vento retain the sole right to vote such shares in all matters related to OSI.
//
               (ii) A "Continuing Director" is (1) a member of the Board serving on January 1, 1997, other than Ambrozy or (2) a person thereafter elected by shareholders or appointed by the Board whose election, appointment or recommendation by the Board was approved by at least a majority of the Continuing Directors then serving on the Board.
               (iii) "Disability" means that the Officer, in the reasonable judgment of the Board, is incapable or performing the duties of his office by reason of illness or physical or mental disability, where the condition has continued for a period of more than three consecutive months.
               (iv) "Johnson Family" is Tom L. Johnson, Donna Johnson, any descendant of either, including by adoption, and any legal entity of which Tom
L. Johnson exercises sole voting power and control.
               (v) "Vento Family" is Richard G. Vento, Lana J. Vento, any descendant of either, including by adoption, and any legal entity of which Richard G. Vento exercises sole voting power and control.
               (vi) "Outside Director" is a person other than Tom L. Johnson and Richard G. Vento, who is not, and who during the past six months was not, an employee or officer of OSI.
               (vii) A "Transaction" is (1) a consolidation or merger involving OSI, other than a merger solely to effect a reincorporation or a merger as to which stockholder approval is not required under Sections 251(f) or 253 of the Delaware General Corporation Law, (2) a sale, lease, exchange or other transfer (in one transaction of a series of related transactions) of 50% or more of OSI's assets, or (3) the adoption of any plan or proposal for the liquidation of dissolution of OSI.
     (k) Should any OSI stock options be repriced at any time, Ambrozy will not be eligible to receive, nor will he accept, the benefit of any such repricing.
     6. Ambrozy and OSI understand and agree that this Agreement, and each and every provision hereof, is confidential and shall be maintained in strictest confidence except as to reasonably announce Ambrozy's departure from OSI. It is further agreed that neither party will disclose the amount of settlement nor any other provision of this Agreement except for Ambrozy's departure from OSI, to any
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other person, firm, organization or entity, of any and every type, public or private, including, but not limited to, news media, for any reason, at any time, except as required by law. Moreover, OSI and Ambrozy agree that neither party will undertake any course of action or make any representation about the other that will harm or damage the reputation of the other party.
     7. Ambrozy warrants and represents that he has the full right, title and interest in and to the claims being released herein, that no other entity has any lien or other interest therein, or in the payments referred to in Paragraph 5, above.
     8. OSI agrees to indemnify Ambrozy pursuant to the terms of the Indemnification Agreement entered into on or about January 18, 1997. (Attached hereto as Exhibit H.)
     9. The acceptance of the Agreement is expressly conditioned on each party's approval of any press releases published or disseminated by either party with respect to Ambrozy's separation of employment from OSI. Neither party shall unreasonably withhold approval of any pending press release.
     10. The prevailing party in any action brought to enforce the terms of this Agreement, or to cure or remedy any breach thereof, shall be entitled to costs and reasonable attorneys' fees.
     11. Ambrozy has read this Agreement and represents that he fully understands and appreciates the meaning of each of its terms. He also acknowledges that he has consulted with an attorney regarding its terms prior to executing this Agreement. Ambrozy also understands that he may take twenty-one
(21) days in which to consider this Agreement before executing it, and that after executing it, he will have seven (7) days following the date of its execution in which he may revoke this Agreement by promptly delivering written notice to OSI and by returning to OSI any portion of the consideration set forth in paragraph 5, above, which may have been paid to him. The parties acknowledge that this Agreement shall not become effective or enforceable until after the expiration of the seven (7) day revocation period and that Ambrozy is not entitled to retain any consideration hereunder if he revokes this Agreement prior thereto.
     12. The parties to this Agreement represent that this Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement, or seek to enforce the provisions of this Agreement.
     13. This Agreement constitutes the complete understanding between Ambrozy and OSI and supersedes any and all prior agreements, promises or inducements, no matter what its or their form, concerning its subject matter. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties.
     14. Ambrozy represents that he has not filed any complaints, claims or actions against OSI, or their agents or assigns, including OSI's officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court, that he will not do so at any time hereafter for any act which occurred prior to signing this Agreement, and that if he did, he will withdraw any such charges which may have been filed.
     15. Should any provision of this Agreement be declared or be determined by a court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said // illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Agreement.
     16. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into herein, and with this Agreement.

DATED:   April 19, 1997.

                                                         /s/ Joseph T. Ambrozy
                                                             JOSEPH AMBROZY



DATED:   April 19, 1997.        OBJECTIVE SYSTEMS        /s/ Philip N. Cardman
                                INTEGRATORS, INC.
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                                      By:
                                      Its:  Vice President and General Counsel


307A"Ambrozy No. 2"